                                                                    EXHIBIT 10.8

April 24, 1998


Sam Spadafora
19188 Crisp Avenue
Saratoga, CA 95070

Re: Employment at Chordiant Software, Inc.

Dear Sam:

Chordiant Software, Inc. (the "Company" or "Chordiant") is pleased to offer you the position of President and Chief Executive Officer on the terms described below:

1. As President and CEO of Chordiant, you will work in Palo Alto, California and perform the duties customarily associated with this position, and such duties as may be assigned to you by the Company's Board of Directors. Your start date will be June 1, 1998.

2. Your initial base salary will be $250,000 per year, less standard deductions and withholdings, paid semi-monthly. Starting in 1999, you will be eligible for a $200,000 incentive bonus at the discretion of the Board based on annualized objectives to be established by the Board for your position. As with all executives, receipt of year-end bonus will be subject to the achievement of our annual financial plan and individual management objectives. For 1998, you will be eligible for a $125,000 incentive bonus based on revised annualized objectives established by the Board after your employment with the Company commences. You will also receive a $100,000 hiring bonus, less standard deductions and withholdings. This hiring bonus will be paid in equal payments on the Company's ordinary payroll dates over a four-month period starting on September 1, 1998, provided that your employment with the Company does not terminate for any reason.

3. Upon approval by the Board (which approval will be on or about the date your employment commences with Chordiant), (i) the Company will grant to you a stock option (the "Stock Option") under the terms of the Company's 1997 Equity Incentive Plan (the "Plan") and (ii) you will be appointed as a member of the Company's Board of Directors. To the maximum extent possible, the Stock Option will be an "incentive stock option" (as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended). The number of shares subject to the Stock Option shall be 3,615,300, equal to approximately 7% of the outstanding shares of the Company, including all outstanding options. The stock option will have an exercise price equal to the fair market value of Chordiant Common Stock on the date of grant and will vest over three years, with one-sixth vesting after your first six months of employment, and five-sixths vesting in equal monthly installments during the remaining 30 months. In the event of: (a) a sale of substantially all of the assets of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation, or (c) the transfer of more than 50% of the voting interests of the Company (each a "Change in Control"), then you will immediately vest in 50% of the then unvested shares on the closing date of such Change in Control. Other terms of the stock option will be consistent with the Company's Plan, this offer letter and the terms of the Company's standard form of incentive stock option agreement. From time to time, the Board reviews the outstanding option grants for senior Company executives and may issue additional options in the future at its discretion.

4. The Company will reimburse you for reasonable documented business expenses pursuant to Company policy. In addition to your salary and incentive compensation, you will be eligible for the following Company benefits consistent with Company policy: three weeks of vacation per year, $1,000,000 keyman life insurance, and medical and dental coverage. Dependent medical and dental coverage is also available, paid in part by the Company and in part by you, in accordance with Chordiant policy. Details about these benefits are provided in the Associate Handbook and Summary Plan Descriptions. Of course, the Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

5. You will be expected to abide by all of the Company's policies and procedures. As a further condition of your employment, you agree to refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials. You also agree to sign and comply with the Company's Proprietary Information and Inventions Agreement (attached). By accepting this offer, you are representing that you are not a party to any agreement or subject to any restrictions (e.g., a non-compete) with any third party or prior employer that would conflict with or inhibit your performance of your duties with Chordiant.

6. Either you or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice. If the Company terminates your employment without cause at any time, (i) the Company will: (a) make severance payments to you in the form of continuation of your base salary in effect on the termination date for 12 months following the termination date, payable on the Company's ordinary payroll dates, subject to standard payroll deductions and withholdings; and (b) if you elect continued coverage under COBRA, the Company will pay your COBRA premiums for up to 12 months, provided, however, that the Company's obligation to make these payments will cease immediately if you become eligible for other health insurance benefits at the expense of a new employer; and (ii) the vesting under the Stock Option will be automatically accelerated so that you will immediately vest in 50% of the then unvested shares. As a condition to your right to receive any of the payments or benefits provided above you agree that you shall provide to the Company a full release and waiver of any claims or rights against the Company or related parties, in a form acceptable to the Company.

7. If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive none of the items listed under items (a) through (d) of paragraph 6 above. For purposes of this letter agreement, "cause" means misconduct, including: (a) conviction of any felony or an crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful breach of the Company's policies; (d) intentional damage to the Company's property; (e) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (f) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve. Physical or mental disability will not constitute cause.

8. This letter constitutes the complete, final and exclusive embodiment of the entire agreement between you and Chordiant with respect to the terms and conditions of your employment. In entering into this agreement, neither party is relying upon any promise or representation, written or oral, other than those expressly contained herein, and this agreement supersedes any other such promises, representations or agreements. It may not be amended or modified except in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer of employment is subject to proof of your right to work in the United States.

If you choose to accept our offer as described above, please sign below and return this letter to me by the close of business on May 4, 1998.

I am enthusiastic about the prospect of your leading the Chordiant team, and look forward to working with you to build an outstanding Company.

                              Very truly yours,

                              Chordiant, Inc.

                                  /s/ Kathryn Gould
                              By: Kathryn Gould
                                  Director


Attachment A - Proprietary Information and Inventions Agreement


Agreed and Accepted:

By: /s/ Sam Spadafora
    _________________________
    Sam Spadafora

Date: 5/4/98
      _______________________

                                                                    ATTACHMENT A

                            CHORDIANT SOFTWARE, INC.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT


     In consideration of my employment or continued employment by CHORDIANT SOFTWARE, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.   NONDISCLOSURE

     1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

     1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.   ASSIGNMENT OF INVENTIONS.

     2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

     2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "Company Inventions."

     2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment with the Company I will not induce any employee of the Company to leave the employ of the Company. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company, I will not solicit the business of any client or customer of the Company (other than on behalf of the Company).

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

     10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

     10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

     10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

     10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

     10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely: _______________, 19__.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:  ___________


_______________________________________
(Signature)

_______________________________________
(Printed Name)


ACCEPTED AND AGREED TO:

CHORDIANT SOFTWARE, INC.


By:____________________________________

Title:_________________________________

_______________________________________
(Address)

_______________________________________

Dated: _______

                                    EXHIBIT A

                         LIMITED EXCLUSION NOTIFICATION


     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

     1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

     2. Result from any work performed by you for the Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I ACKNOWLEDGE RECEIPT of a copy of this notification.

                                            By:_________________________________
                                               (PRINTED NAME OF EMPLOYEE)

                                            Date:_______________________________
WITNESSED BY:


_______________________________________
(PRINTED NAME OF REPRESENTATIVE)

                                    EXHIBIT B

TO:       CHORDIANT SOFTWARE, INC.

FROM:     ________________________

DATE:     ________________________

SUBJECT:  Previous Inventions


1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by CHORDIANT SOFTWARE, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:


    [_]   No inventions or improvements.

    [_]   See below:

          ______________________________________________________________________

          ______________________________________________________________________

          ______________________________________________________________________

    [_]   Additional sheets attached.

     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

    Invention or Improvement           Party(ies)               Relationship

1.   ______________________            _______________          ________________

2.   ______________________            _______________          ________________

3.   ______________________            _______________          ________________

[_]  Additional sheets attached.